EXHIBIT 4.16

NEITHER THIS DEBENTURE NOR THE UNDERLYING COMMON SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE CORPORATION WILL NOT TRANSFER THIS DEBENTURE, OR ANY COMMON SHARES ISSUED PURSUANT TO ITS CONVERSION PROVISION, UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH NOTE OR SHARES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, (ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

SECURED CONVERTIBLE DEBENTURE

U.S.    $                               Date of Issuance:
         --------------------                            -------------------

For value received, The AppleTree Companies, Inc., a Delaware corporation (the "Issuer" or "Corporation") and its wholly owned subsidiaries, jointly and severally, promise to pay to Name, Address, Amount ($000.00), (the "Principal"), plus interest ("Interest") at the annual rate of eight percent (8%) (the "Interest Rate"), which interest shall commence as of (Date - One year from today), on the amount of Principal from time-to-time remaining unpaid. This Debenture is not negotiable, and is transferable only on the books of the Corporation by the registered holder or its duly authorized agent or attorney. This Debenture is secured by a security interest in certain assets of the Issuer and Subsidiaries (the "Secured Assets") pursuant to and as further described in a Security Agreement, dated as of (Date of Debenture) (the "Security Agreement"), between the Issuer, Lender and Subsidiaries.

1.	Payments.

(a)	The entire unpaid Principal and any accumulated unpaid
Interest thereon shall be due and payable on demand (the "Maturity Date").

(b)	Interest shall be calculated on the basis of the actual number of days elapsed divided by three hundred sixty-five (365) and shall be payable quarter-annually on the last day of such quarter. Notwithstanding anything herein to the contrary, payments of Interest may be made subsequent hereto in shares of the Issuer's Common Stock registered in the name of the Lender (the "Interest Shares"). The Interest Shares with respect to any such quarter shall be payable to the Lender within fifteen (15) days after the end of such quarter. For purposes of determining the number of Interest Shares to be issued to the Lender with respect to any such quarter, the value of each of the Interest Shares shall be deemed to be $.0125 per share.

(c)	Notwithstanding the foregoing, the Interest Rate shall not
at any time exceed the maximum rate of interest permitted by applicable law in effect from time-to-time. In the event that the Interest Rate exceeds the maximum percentage permissible by applicable law in effect from time-to-time in any interest period during the initial term or any extension of this Debenture, only the maximum percentage permissible shall then be charged but thereafter in any interest period or periods during which the rate is less than the maximum percentage permitted by applicable law in effect from time-to-time, the Interest Rate shall be increased so that Lender, its successors or assigns, may collect interest in such amount as may have been charged pursuant to the terms of this Debenture, but which was not charged because of the limitation imposed by law.

(d)	If the calculation of interest or the imposition of an
increase in the rate of interest upon default or the payment of any fees or other charges which are construed to be interest under applicable law in effect from time-to-time result in an effective rate of interest higher than that permitted to be paid under applicable law in effect from time-to-time, then such charges shall be reduced by a sum sufficient to result in an effective rate of interest no greater than the maximum effective rate of interest permitted to be paid under applicable law in effect from time-to-time.

(e)	Upon maturity of this Debenture, whether by acceleration or
in due course, Interest shall be recalculated as of November 22, 1997 over the actual term of this Debenture based upon the amounts outstanding from time to time, and if the total amount of Interest theretofore paid exceeds the amount permitted to be paid under applicable law in effect from time-to-time, the excess shall be credited to Principal, or if such excess exceeds the Principal amount due hereunder, refunded to the Issuer.

(f)	All payments hereunder shall be made in lawful money of the
United States of America without set-off, deduction or counterclaim.

2.	Application of Payments.  All payments hereunder shall first be applied to accrued and unpaid Interest and the balance of such payments to reduction of the unpaid Principal.

3.	Prepayment.  This Debenture may be prepaid in whole or in part at any time and from time-to-time without penalty, provided Issuer gives Lender at least five (5) days prior written notice thereof. Any prepayment shall be accompanied by an amount equal to the Interest accrued thereon to the date of receipt of such prepayment in collected funds.

4.	Events of Default.

(a)	The following shall constitute events of default:

(1)	The nonpayment by the Issuer within ten (10) days
subsequent to notice thereof given to Issuer by Lender
of any payment of Principal, Interest or other sum due
Lender hereunder.
(2)	The termination of the Issuer's existence.

   (3)	The Issuer or any of the Subsidiaries shall
become the subject of an order or decree for relief, or a liquidator, assignee, custodian, sequestrator, trustee, or receiver shall be appointed for all or a substantial portion of its property in any insolvency proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in affect, for its reorganization, dissolution, liquidation, or winding up, and such order, decree or appointment shall not be discharged or such jurisdiction relinquished or vacated or stayed within thirty (30) days.

   (4)	The Issuer or any of the Subsidiaries
voluntarily commences a bankruptcy or insolvency proceeding or consents to the entry of an order for relief in connection therewith or the appointment of a liquidator, assignee, custodian, sequestrator, trustee, or receiver of all or a substantial part of its property.

(5)	Any default set forth in the Security Agreement.

(b)	Upon the occurrence of an event of default, the Lender, at
its option, by written notice to the Issuer, may declare the entire unpaid Principal balance of this Debenture, together with accrued Interest, to be immediately due and payable.

(c)	In addition to payment of Interest and Principal, if upon an event of default the Lender declares the entire unpaid Principal balance of this Debenture, together with accrued Interest, to be immediately due and payable, the Lender shall be entitled to recover from the Issuer all the Lender's costs of collection, including the Lender's reasonable attorneys' fees, paralegals' fees and legal assistants' fees (whether incurred in connection with any judicial, bankruptcy, reorganization, administrative, appeals, or other proceedings and whether such fees or expenses arise before proceedings are commenced or after entry of any judgment), and all other incurred in connection therewith.

5.	Waivers.  The Issuer, any Subsidiary and any endorsers, sureties, guarantors, and all others who are or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Debenture, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Debenture, (b) consent to all extensions of time, renewals, postponements of time of payment of this Debenture or other modifications hereof from time-to-time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (c) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Debenture or the addition or release of any party or person primarily or secondarily liable hereon, (d) agree that the Lender shall not be required first to institute any suit or to exhaust its remedies against any person or party liable hereunder or against the security in order to enforce the payment of this Debenture and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender), the undersigned shall be and remain, jointly and severally directly and primarily liable for all sums due under this Debenture.

6.	Jurisdiction.  Any litigation with respect to or in connection with this Debenture may be conducted in the courts of the State of New York located in New York County, New York or the United States District Court in and for the Southern District of New York with respect to any matter relating to this Debenture. Any action, suit or proceeding brought by or on behalf of either of the Lender or the Issuer or any assignee thereof or successor thereto relating to such matters shall be commenced, pursued, defended, and resolved in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. Service of process may be made in any manner permitted by the rules of such courts and the laws of the State of New York.

7.	Miscellaneous Provisions.

(a)	The term Lender as used herein shall mean any holder of this
Debenture.

(b)	Time is of the essence in this Debenture

(c)	The captions of sections of this Debenture are for
convenience of reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Debenture.

(d)	If more than one person signs this Debenture, each is and
shall be jointly and severally liable hereunder.

(e)	This Debenture shall be construed, interpreted, enforced,
and governed by and in accordance with the laws of the State of New York (excluding the principles thereof governing conflicts of law), and Federal law, in the event Federal law permits a higher rate of interest than New York law.

 (f)	If any provision or portion of this Debenture is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portions thereof shall be deemed stricken and severed from this Debenture, and the remaining provisions and portions thereof shall continue in full force and effect.

(g)	This Debenture may not be amended, extended, renewed, or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given

8.	Conversion Rights of Lender.  So long as this Debenture shall be outstanding, the
 Lender shall have conversion rights as follows:

(a)	This Debenture shall be convertible in whole or in part at
the option of the Lender at any time into shares of Common Stock (the "Conversion Shares") at an initial conversion price, subject to adjustment, of $.0125 per share (the "Conversion Price"). The Lender's right of conversion may be exercised on only one occasion during each Exercise Period (as hereinafter defined). For purposes of this Agreement, each Exercise Period shall be defined as the period which shall commence on the Conversion Date (as defined in paragraph 8b. of the Debenture) and shall terminate ninety (90) days after the disposition by the Lender of all of the Conversion Shares acquired by Lender during the preceding Exercise Period.

(b)	The conversion of this Debenture shall be effected on the
day that this Debenture is surrendered at the principal executive office of the Issuer during its usual business hours, accompanied by written notice to the effect that the Lender desires to convert this Debenture and which specifies that portion of the outstanding Principal and accrued Interest (if any) which the Lender desires to convert, the address to which the certificate representing the Conversion Shares shall be delivered and shall include reasonable instructions for delivery thereof (the "Conversion Date"). No later than ten (10) business days following the Conversion Date, the Issuer shall deliver such certificate in accordance with such instructions (the "Delivery Date").

(c)	If at any time the Issuer is required to issue shares of
Common Stock in excess of the number of shares then authorized and available for issuance, both the Issuer and the Lender shall cooperate in taking any and all steps necessary to increase the number of authorized shares of Common Stock to effectuate the purposes of this Section 8.

(d)	The Issuer shall at all times reserve and keep available out of its authorized un-issued Common Stock the full number of shares of Common Stock issuable upon conversion of this Debenture.

(e)	No fractional shares or scrip representing fractional shares shall be issued upon the conversion hereof. If any such conversion would otherwise require the issuance of a fractional share, the number of Conversion Shares to be issued shall be rounded to the nearest full share.

	(f) All shares issued pursuant to this section shall be issued as fully paid and non assessable.

            (g) The number and kind of securities purchasable upon the conversion of this Debenture shall be subject to adjustment from time-to-time upon the happening of certain events as follows:

(1)	Reclassification Consolidation or Merger.  In case of
any reclassification or change of outstanding securities of the class of securities which are issuable upon conversion of this Debenture (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination or an increase in the number of such securities outstanding) or in case of any consolidation or merger of the Issuer with or into another corporation (other than a merger with another corporation in which the Issuer is the surviving corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of outstanding securities issuable upon the conversion of this Convertible Debenture or an increase or decrease in the number of such securities outstanding), or in case of any sale or transfer to another corporation of the property of the Issuer as an entirety or substantially as an entirety, the holder of this Debenture shall have the right to convert this Debenture (upon terms not less favorable to the holder than those theretofore applicable to this Debenture) and to receive upon such conversion, in lieu of the Conversion Shares theretofore issuable upon conversion of this Debenture, the kind and amount of shares of stock, and other securities, money or property receivable upon such reclassification, change, consolidation, merger or sale or transfer by the holder of the Conversion Shares had the Debenture been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer. The adjustment provisions hereof shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, and transfers.

(2)	Subdivision or Combination.  If the Issuer shall
subdivide or combine its outstanding securities of the class of securities which are issuable upon conversion of this Debenture, the amount of securities to be received upon such conversion shall be proportionately increased in the case of a subdivision of such securities, or shall be proportionately reduced, in the case of a combination of such securities, as of the effective date of such transaction.

(3)	Stock Dividends.  If the Issuer at any time while this
Debenture is outstanding shall pay a dividend or make any other distribution on its Common Stock payable in shares of its Common Stock, in either case, other than from current or accumulated earnings, then the Conversion Price shall be adjusted, as of the date the Issuer shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no record is taken, as at the date of such payment or other distribution) to that price determined by multiplying the number of shares of Common Stock purchasable hereunder immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

	9.	Restrictions on Transfer.  Neither this Debenture nor the shares of Common Stock into which it is convertible have been registered under the Securities Act of 1933. This Debenture, or any right hereunder, may not be enforced against the Issuer by any Holder, except the original Holder herein,
(i) unless there is an effective registration covering this Debenture or underlying right under the Securities Act of 1933 and applicable state securities laws, (ii) unless the Corporation receives an opinion of an attorney, licensed to practice within the United States, that the transfer of the Debenture, or any underlying right, to such Holder is exempt from the registration requirements of the Securities Act of 1933 and any relevant state securities law, or
(iii) unless the transfer is made pursuant to Rule 144 under the Securities
Act of 1933.

THE APPLETREE COMPANIES, INC.

(CORPORATE SEAL)			   By:
                                      ------------------------------
						   Its:  President

                               EXHIBIT 4.17

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of the day of August 1996,
between               , a               corporation, ("Secured Party") and The
AppleTree Companies, Inc., Americas Foods, Inc., Stewart Products, Inc., Royal American Foods Corporation, Carriage Town Products, Inc. and J.R. Basset Optical, Inc. (collectively, the "Debtors").

AGREEMENT

In consideration of the foregoing and the mutual promises, covenants, terms and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Grant of security interest.  As security for the full
payment and performance of any and all debts, obligations and liabilities of each Debtor to Secured Party, no matter how or when arising, liquidated or unliquidated, fixed or contingent, matured or unmatured, whether under this agreement or any other agreement between the parties (the "Obligation") , each Debtor hereby grants to Secured Party a lien upon and a continuing security interest, subject to Permitted Senior Liens (as hereafter defined) , in all of the Collateral described on Schedule A attached hereto.

The property described in Schedule A is hereinafter referred to as the "Collateral Security".

2.	Representations.  Each Debtor hereby represents and warrants to Secured Party as follows:

(a)	There are no liens, pledges, security interests or other
encumbrances on any of the Collateral Security which are prior to the security interests granted hereunder, except as set forth on Exhibit I annexed hereto (the "Permitted Senior Liens").

(b)	As to the Collateral Security: (i) the Collateral Security is presently located at each location of Debtors set forth on Schedule B, and each Debtor will notify Secured Party in writing thirty (30) days prior to the movement of the Collateral Security to any new location not set forth on Schedule B; !ii) each Debtor will at its own cost and expense keep the Collateral Security in good repair (reasonable wear and tear excepted) ; (iii) each Debtor will not sell, exchange, lease, or otherwise dispose of the Collateral Security, except Inventory and cash used or sold by Debtor in the ordinary course of business;
(iv) each Debtor will insure the Collateral Security naming Secured Party as a loss payee and if any Debtor fails to do so, Secured Party may procure such insurance and charge the cost to Debtor; and

(v)	each Debtor shall comply in all material respects with the terms and conditions of any leases covering the premises where the Collateral Security is located and any orders, ordinances, laws or statutes of any state or municipal or governmental department having jurisdiction with respect to such premises or the conduct of business thereon; the failure to comply with which would have an Adverse Effect.

(c)	Each of the Debtor's chief place of business is presently
located at 5732 Curlew Drive, Norfolk, VA 23502 and each Debtor will notify Secured Party promptly of any change in the location of such Debtor's chief place of business.

3.	Covenants.

3.1	Each Debtor agrees to take such further action and to
execute such additional agreements, documents and instruments as Secured Party shall reasonably request to effectuate or confirm the security interests granted hereunder. Each Debtor will at its own expense from time to time execute, file and record such financing statements and documents and take such action, including without limitation segregation of records, as Secured Party shall reasonably request to create and maintain the priority and status of the security interests created hereunder. Each Debtor will defend the Collateral Security against dilution and all claims and demands of all persons and will keep the Collateral Security free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of any kind and nature except for Permitted Senior Liens. Debtor will furnish Secured Party from time to time upon request with written statements and schedules identifying and describing the Collateral Security in such detail as Secured Party may reasonably require. Each Debtor hereby appoints and reaffirms Barton Nachamie, as its attorney-in-fact, to execute and file all financing statements and continuation statements, and to do, at Secured Party's option and at Debtors, expense, all acts and things which Secured Party may deem necessary to perfect and continue perfected the security interest created by this Agreement including where permitted by statute to file financing statements without the Debtors' signature.

3.2	During the term of this agreement and until the obligations
have been paid in full in cash and this Agreement, the Loan Agreement and the Related Documents have been irrevocably terminated, the Debtors shall not grant any security interest in any Collateral Security to anyone other than Secured Party nor permit any liens to be outstanding except Permitted Senior Liens. The Debtors will not change its name, identity or structure without giving secured Party thirty (30) days prior written notice thereof, and shall, in connection with any such change, execute and deliver to Secured Party all such additional agreements, financing statements and other documents as Secured Party shall reasonably require. This provision shall not be deemed to constitute consent to any change of identity or structure.

3.3	The Debtors further warrant, covenant and agree that:

(a)	Except for sales of inventory occurring in the ordinary
course of Debtors' business, Debtors will not sell, offer to sell, or otherwise transfer the Collateral or any of Debtors' rights therein or without Secured Party's prior written consent permit any lien, encumbrance, or security interest to attach to the Collateral except that created by this Agreement, security interests granted prior to the execution of this Agreement and security interests that may attach as a matter of law. Debtors will perform their obligations under its existing security agreements and under any other security agreement that is entered into by Debtors with Secured Party's consent.

                             (b) Debtors will pay as they become due all taxes
or other claims	arising which may become a charge against the
	Collateral.

	(c) Debtors will insure the Collateral with companies and in	amounts
acceptable to Secured Party, such amounts being the full replacement value of the Collateral or the maximum amount the insurer will permit, against risks of theft, vandalism, fire and such other risks as are normally insured against, including standard extended coverage. All insurance policies shall be written for the benefit of Debtors and Secured Party as their interests may appear, and policies or certificates evidencing the same shall be furnished to Secured Party. All insurance policies shall provide for at least ten (10) days' prior written notice of cancellation to Secured Party.

(d)	Debtors will maintain the Collateral in good condition and
repair and will permit Secured Party to examine and inspect the Collateral at any reasonable time and wherever located.

(e)	Debtors will not permit any of the Collateral to be removed
from Debtors' place(s) of business without the prior written consent of Secured Party except for sales in the ordinary course of Debtors' business. Debtors will give immediate notice to Secured Party of any change of name of Debtors, whether resulting from merger, consolidation, filing of trade name affidavit or otherwise.

(f)	Debtors will indemnify and save Secured Party harmless from
and against any and all loss, damage, liability, injury or other casualty to persons or property caused or occasioned by the maintenance, operation and use of the Collateral by Debtors, its agents or employees

(g)	At the reasonable request of Secured Party, Debtors will
supply Secured Party with a current inventory of the Collateral.

(h)	With respect to collateral to be purchased with monies
advanced by Secured Party to Debtors, this Security Agreement constitutes a purchase money security interest.

4.	Remedies.  If the Obligations have become due and payable in full under this Agreement or Related Documents or notes, and all notice periods have expired, the Secured Party itself or by its attorney may exercise with respect to the Collateral Security all of the rights and remedies set forth in clauses (a) through (f) below or elsewhere herein or otherwise available to a secured party under the applicable provisions of the Uniform Commercial Code or any other applicable law (including, without limitation, the right to appoint a receiver to take possession of the Collateral Security and, without notice to or demand upon any Debtor, to make such payments and do such acts as Secured Party considers necessary or reasonable to protect its security interest in the Collateral Security) and (in conjunction with or in addition to such rights and remedies) may, to the extent permitted by applicable law, with or without process of law and without liability for loss or damage, sell or dispose of all or any part of the Collateral Security, free and clear of all claims, as hereinafter provided. The following provisions shall govern the right of Secured Party to so realize upon the Collateral Security, in addition to any rights and remedies available at law or in equity or otherwise provided under this agreement:

(a)	Marshaling, etc.  Secured Party shall not be required
to make any demand upon or pursue any of its rights or remedies against any Debtor or others with respect to the payment or performance of the Obligations secured hereby, or to pursue or exhaust any of its rights or remedies with respect to any of the Collateral Security. Secured Party shall not be required to marshal the Collateral security or secured obligations or to resort to the Collateral Security in any particular order and all of its rights hereunder shall be cumulative. To the extent not prohibited by applicable law, each Debtor hereby agrees to waive and relinquish the benefit and advantage of, and hereby covenants not to assert against Secured Party, any present or future valuation, stay, appraisement, extension or redemption laws which, but for this provision, might be applicable to any sale or assignment made under any judgment, order or decree of any court, or privately under the power of sale and assignment conferred by this agreement or in respect of any of the Collateral Security. Without limiting the generality of the foregoing, each Debtor hereby agrees that it will not invoke or utilize and hereby waives any law which may delay or impede the enforcement of Secured Party's rights underthis agreement. In addition, to the extent not prohibited by applicable law, each Debtor hereby waives any right to prior notice 49268-1 4 (except to the extent expressly provided in this agreement) or judicial hearing in connection with the taking possession or the disposition of any of the Collateral Security.

(b)	Sales and Assignments of the Collateral Security.  Any item
of Collateral Security may be sold or assigned for cash or other value in any number of lots at public or private sale without demand, advertisement or notice (excepting only that Secured Party shall give Debtor ten (10) days' prior written notice of the time and place of any public sale or of the time after which a private sale may be made, which notice each Debtor hereby agrees is reasonable). At any sale or sales of the Collateral Security (except at private sale) Secured Party may bid for and purchase the whole or any part of the property and rights so sold and upon compliance with the terms of such sale may hold, exploit and dispose of such property and rights without further accountability to any Debtor except for the proceeds of such sale or sales. Each Debtor will execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates and affidavits and supply or cause to be supplied such further information and take such further action as Secured Party shall require in connection with such sale or assignment.

M Application of Proceeds. The proceeds of all sales and collections, and any other monies the application of which is not otherwise herein provided for, shall be applied, at the election of the Secured Party, as follows:

(i)	First, to the payment of the costs and expenses
of such sale or sales and collections and the reasonable expenses of Secured Party and of its counsel;

ii)	Second, any surplus then remaining to the
payment of interest then due and payable and then to principal then due and payable;

iii)	Third, to the payment of any other amounts
required by applicable law, including without limitation,
Section 9.504 (1) (c) of the New York Uniform Commercial Code;
and

iv)	Fourth, any surplus then remaining shall be paid
over (subject to the rights of third parties) to the Debtors or for their account.

(d)	Accounts.  Secured Party shall have the right to notify account debtors directly of its interest in accounts and collect same directly and to have access to inspect, audit and make extracts from Debtors' records, files and books of account. Each Debtor hereby appoints any officer of Secured Party or any other person designated by it with power: to endorse such Debtor's name on any checks, notes, acceptances, money orders, drafts or other forms of payment which may come into Secured Party's possession; to sign such Debtor's name on any invoices or bills of lading relating to any accounts on financing statements under the Uniform Commercial Code or other public records on verification of accounts and on notices to customers; to notify the post office authorities to such change Debtor's address for delivery of mail to an address designated by Secured Party; to receive, open and dispose of all mail addressed to such Debtor and to do all other things Secured Party deems necessary to carry out its rights under this Agreement. This power being coupled with an interest is irrevocable so long as any obligations remain outstanding and the Facility has not been irrevocably terminated.

(e) Possession and Assembly secured Party shall have the right to take possession of the Collateral Security (and of the indicate of the Collateral Security, in the case of intangibles) and maintain such possession on Debtors' premises, or to remove the Collateral Security or any part thereof to such other premises as Secured Party may desire. Upon Secured Party's request, each Debtor shall assemble the Collateral Security and make it available to Secured Party at a place reasonably designated by it. All costs and expenses incurred by Secured Party in connection with the foregoing shall be charged to Debtors' account, shall be added to the Obligations and shall be secured by the Collateral Security.

(f)	Secured Party's rights and remedies under this agreement and all other agreements shall be cumulative. Secured Party shall have all other rights and remedies not inconsistent here with as provided under the Uniform Commercial Code, by law, or in equity. No exercise by Secured Party of one right or remedy shall be deemed an election, and no waiver by Secured Party of any default on Debtors part shall be deemed a continuing waiver. No delay by Secured Party shall constitute a waiver, election or acquiescence by it.

Each of the following shall constitute an "Event of Default" hereunder (if the same is continuing when the event of default declaration notice specified below is given and when the two-business-day notice period, if any, specified below expires): if (a) any Debtor shall fail to pay when due or punctually perform any of the Obligations; or (b) any warranty, representation, or material statement made or furnished to Secured Party by any Debtor or on Debtor's behalf was false in any material respect when made or furnished or deemed made; or (c) any event shall occur which results in the acceleration of the maturity of any debt of any Debtor to others, and such event shall have an Adverse Effect other than termination of the Subsidiaries, leases; or (d) any of the Collateral Security shall be lost, stolen or damaged and such occurrence shall have an Adverse Effect; or (e) there shall be a levy upon, seizure or attachment of any of the Collateral Security; or (f) Debtor shall cease operations, be dissolved or terminate its existence; or (g) the entry of any judgment in excess of $50,000 against any of the Debtors, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry; or (h) any act by, against, or relating to any of the Debtors, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other similar fiduciary, pursuant to Court action or otherwise, over all, or any part of the Debtor's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any of the Debtors, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Debtor; or the offering by or entering into by the Debtor of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Debtor, or the initiation of any other judicial or non-judicial proceeding or agreement by, against, or including the Debtor which seeks or intends to accomplish a reorganization or arrangement generally with creditors; or (i) the failure by any of the Debtors to generally pay the debts of the Debtor as they mature; the entry of an order for relief or similar order with respect to the Debtor in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application or petition by or against the Debtor initiating any matter in which the Debtor is or may be granted any relief from the debts of the Debtor pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested by the Debtor or, if so timely contested, is not dismissed within thirty (30) days of when filed; or (j) failure to perform under and/or committing any breach of this agreement, the Loan Agreement or any Related Document; or (k) any Related Document shall at any time fail to be in full force and effect and enforceable in accordance with its terms, or (1) change of board of directors of AppleTree; or "(m) sale of all or substantially all of the assets of the Debtors; or (n) the occurrence of any other event because of which, in its sole and subjective discretion, the secured party may deem itself in jeopardy; or (o) the occurrence of any event which secured party may, in its sole and subjective opinion, deem an adverse change in any of the Debtors' financial conditions.

No Event of Default shall be deemed to have occurred for items described in clause (b) above unless and until Secured Party delivers (during the continuance of such default) a written notice declaring an Event of Default to Debtor. No Event of Default shall be deemed to have occurred for any other items described above unless and until Secured Party delivers (during the continuance of such default) a written notice declaring an Event of Default to any Debtor and such default is not remedied within two (2) business days thereafter. Secured Party shall have no obligation to make any further advance to the Debtors during said two (2) business day period or any other period when a default is in existence unless and until the default has been remedied to the Secured Party's satisfaction.

5.	Miscellaneous.

5.1	Notices.  Any notice or other communication required or
permitted hereunder shall be in writing and shall be deemed effective only if delivered by hand, or mailed by overnight delivery, return receipt requested, to the addresses set forth below:


To the Secured Party:


To the Debtor:
			The AppleTree Companies, Inc.
	5732 Curlew Drive
		     Norfolk, VA 23502

5.2	Performance.  If any Debtor is in default in the performance or fulfillment of any of the terms, conditions, covenants or provisions on its part to be performed or fulfilled hereunder, Secured Party may, at its option, without waiving its right to enforce this agreement according to its terms immediately or at any time thereafter and without notice to any Debtor, perform or fulfill the same or cause the performance or fulfillment of same for such Debtor's account, and the cost and expense thereof (including reasonable attorneys fees) shall be added to the obligations secured hereby and shall be payable on demand with interest thereon at the Regular Rate.

5.3	Costs and Expenses.  Each Debtor shall pay all costs and
expenses and reasonable attorneys' fees of Secured Party and its counsel in connection with the preparation, execution, delivery, amendment and enforcement of this agreement, the Loan Agreement and all Related Documents.

5.4	Assignment.  The terms and provisions of this agreement
shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.5	Resort to Other Security.  The taking of this Security Agreement shall not waive or impair any other security Secured Party may have or hereafter acquire for the payment and performance of the Obligations secured hereby, nor shall the taking of any such additional security waive or impair this Security Agreement; but Secured Party may resort to any security it may have in the order it may deem proper.

5.6	Liability for Deficiency.  Debtors shall be liable for any
deficiency remaining after collection of Accounts, sale of Collateral and/or the exercise of any other remedy by Secured Party hereunder, provided that nothing contained herein shall require Secured Party to pursue any of its remedies against the Collateral before enforcing or obtaining a judgment under the obligations.

5.7	Governing Law.  This agreement and all rights and
obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

5.8	Waiver.  No delay or f failure on the part of Secured Party
in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by Secured Party and then only to the extent therein set forth. No waiver by Secured Party of any Event of Default shall operate as a waiver of any other Event Of Default or of the same Event of Default on a future occasion. THE UNDERSIGNED HEREBY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED HEREON.

5.9	Termination.  At such time as each Debtor shall completely
and finally satisfy all obligations in cash and the Facility has been irrevocably terminated, this Security Agreement shall terminate and Secured Party shall execute and deliver to Debtors all assignments, UCC termination statements and other instruments as may be required to reflect the termination of Secured Party's interest in the Collateral Security.

5.10	Modification.  This agreement cannot be changed or
terminated orally.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

DEBTORS:  The AppleTree Companies, Inc.





	By:  Americas Foods, Inc.




	By: Stewart Products, Inc.




	By: Royal American Foods Corporation



	By:Carriage Town Products, Inc.




	By: J.R. Basset Optical, Inc.




	By: SECURED PARTY:






EXHIBIT-I

Permitted Senior Liens

1. The lien of Strategica capital Corporation also known as Strategica Group to the extent such lien is properly perfected on various assets of the Debtors.











SCHEDULE OF COLLATERAL - SCHEDULE A

(a) All inventory now owned or hereafter acquired by Debtors;

(bb) All accounts, including accounts receivable, contract rights and other rights to the payment of money, including Certificate of Deposit and the like, tax refunds, now or hereafter existing, now owned or hereafter acquired by Debtors ("Accounts");

(c)	All furniture, fixtures, equipment and other tangible
personal property in all of its forms, wherever located, now or hereafter existing, now owned or hereafter acquired by Debtors;

(d)	All right, title and interest of Debtors as licensee under
any license agreements now existing or hereafter acquired;

(e)	Deposit accounts, now existing or hereafter acquired;

(f)	To the extent not otherwise included in the Collateral,
all books,
correspondence, credit files, customer lists, computer software, data bases, records and other documents related to the above-described types of property, including, without limitation, all tapes, cards, runs and other papers, documents and computer storage media in the possession or control of any of the undersigned, or any affiliate or subsidiary of the undersigned, or any computer service bureau, wherever any of the foregoing may be located and whether the same are owned by the undersigned on the date hereof or are hereafter acquired or created by the undersigned;

(g)	To the extent not otherwise included in the Collateral, all
rights in, to and under policies of insurance of every kind and nature covering any Collateral, including, without limitation, claims or rights to payment and proceeds heretofore or hereafter arising therefrom with respect to the above-described types of property, whether the same are owned by the undersigned on the date hereof or are hereafter acquired or created;

(h)	To the extent not otherwise included in the Collateral,
including general intangibles (as defined in the Uniform Commercial Code) including trademarks, tradenames, tax refunds, contract rights, trade secrets, licensing agreements, royalty payments, copyrights, service marks, logos, goodwill, rights of indemnification, and all other personal property, or any kind or nature or any of the undersigned, now or hereafter existing, now owned or hereafter acquired or created;

(i)	To the extent not otherwise included in the Collateral, all
real property fixtures and rental income, wherever located, now or hereafter existing, now owned or hereafter acquired;

All substitutions, proceeds and products of any and all of the foregoing Collateral (including leases, subleases and license agreements), proceeds from the sale thereof, cash and non-cash, and all cash collateral now owned or hereafter acquired by Debtors and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the payee thereof), all payment paid pursuant to settlements, judgments, or compromises entered or entered into as a result of disputes or causes of action to which Debtors are a party, or any indemnity, warranty of guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.